AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of February 9, 2018, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended (the "Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the Congress Funds and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties desire to amend the fees of the Agreement on behalf of the series effective January 1, 2018; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Effective January 1, 2018, Amended Exhibit S to the Agreement is hereby superseded and replaced with Exhibit S attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED                                                                                      U.S. BANCORP FUND SERVICES, LLC
PORTFOLIOS

By: /s/ Elaine E. Richards                                                                                                              By: /s/ Anita Zagrodnik

Name: Elaine E. Richards                                                                                                               Name: Anita Zagrodnik

Title: President                                                                                                                              Title: Senior Vice President

Date: February 13, 2018                                                                                                                Date: February 28, 2018

Exhibit S to the
Professionally Managed Portfolios Fund Administration Servicing Agreement

Name of Series
Congress Large Cap Growth Fund
Congress All Cap Opportunity Fund
Congress Mid Cap Growth Fund
Congress Small Cap Growth Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at January, 2018

Annual Fee Based Upon Average Net Assets on the Fund Complex*
[  ] basis points on the first $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on the balance
$[  ] complex minimum for first [  ] funds
$[  ] complex minimum for each additional fund

▪	Additional fee of $[ ]for each additional class

Services Included in Annual Fee on the Fund Complex*
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Pricing Services
▪	$[ ] - Domestic Equities, Options, ADRs, Foreign Equities
▪	$[ ] - Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$[ ] - CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] - Bank Loans
▪	$[ ] – Swaptions
▪	$[ ] – Intraday money market funds pricing, up to [ ] times per day
▪	$[ ] - Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>[ ] per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Fair Value Services (Charged at the Complex Level)
▪	$[ ] per security on the First [ ] Securities
▪	$[ ] per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees
 $[  ] for the first fund (subject to Board approval)
 $[  ] for each additional fund (subject to change based on Board review and approval)
 $[  ] per sub-advisor per fund
 Non-USBFS Distribution fee of $[  ] per year
 Per advisor relationship, and subject to change based upon board review and approval.

Third Party Administrative Data Charges (descriptive data for each security)
▪	$[ ] per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody's, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, , third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Advisor's signature below acknowledges approval of the fee schedule on this Exhibit S

Congress Asset Management Company, LLP

By: /s/ Christopher M. Lagan

Name: Christopher M. Lagan

Title: Managing Director & COO                   Date: February 28, 2018